Exhibit 99.1

Elbit Systems and ScoutCam Complete Major Development Stage in Real Time Video Monitoring Program

OMER, Israel, February 06, 2023 – ScoutCam Inc. (OTCQB: SCTC), a leading provider of predictive maintenance (PdM) and condition-based monitoring (CBM) solutions, and Elbit Systems Ltd. successfully completed a major development stage in the use of ScoutCam’s real time video monitoring (RTVM) system.

During the development stage, the RTVM system used on Elbit Systems’ UAS platform acted as a replacement of manual pre and post flight visualization inspections of the aerial platform and provided clear visibility of areas that had previously been inaccessible to maintenance and operations teams. In addition, ScoutCam’s RTVM provided visibility even when the operating ambience was not suitable for continuous real-time monitoring.

ScoutCam’s unique video-based sensors, embedded software, machine vision and algorithms support a variety of predictive maintenance and condition-based monitoring use cases for unmanned aerial vehicles in harsh environments and hard-to-reach locations. ScoutCam’s RTVM system features a modular open system architecture, enabling seamless integration with advanced unmanned aerial platforms.

The RTVM system’s size, weight, and power (SWaP) are small, making the system a suitable choice for most aerial applications.

ScoutCam’s RTVM offers a modular design solution based on the principles of open system architecture, and it consists of multiple highly resilient cameras installed in various locations around the UAS that are connected to an advanced central processing unit. The multi-camera system ensures critical flight safety in a UAS, supporting the identification and real-time analysis of failure modes. The RTVM system allows for real-time monitoring of the health and condition of the UAS’s mechanisms and components. Visual information is saved and processed using dedicated AI-based algorithms designed to recognize and alert for anomalies that deviate from the standard working nature of the monitored components. The system’s built-in software supports a range of advanced applications including big data, AI, and image processing. The data saved in the system supports the identification of failure modes, analysis of trends, and proactive prediction of failures.

“We are proud and honored to be trusted by Elbit Systems for our state-of-the-art certifiable solutions. ScoutCam’s smart sensors, which include real time video monitoring and analytics, enable any airborne platform to improve safety and reduce maintenance costs with advanced predictive maintenance algorithms,” said Yehu Ofer, CEO of ScoutCam. “The successful conclusion of this major development phase with Elbit Systems demonstrates the potential value and viability of our multi-camera system in a variety of sectors.”

About ScoutCam

ScoutCam is pioneering the predictive maintenance (PdM) and condition-based monitoring (CBM) markets with its visualization and AI platform. Providing video sensor-based solutions for critical systems in the aviation, transportation, industry 4.0 safety critical markets and energy industries, ScoutCam leverages proven visual technologies and products from the medical industry. ScoutCam’s unique video-based sensors, embedded software, and AI algorithms are being deployed in hard-to-reach locations and harsh environments across a variety of PdM and CBM use cases. ScoutCam’s platform provides maintenance and operations teams visibility into areas which are inaccessible under normal operation, or where the operating ambience is not suitable for continuous real-time monitoring.

For additional information, please visit: https://scoutcam.com or follow us on Twitter, LinkedIn and YouTube

About Elbit Systems

Elbit Systems Ltd. is an international high technology company engaged in a wide range of defense, homeland security and commercial programs throughout the world. The Company, which includes Elbit Systems and its subsidiaries, operates in the areas of aerospace, land and naval systems, command, control, communications, computers, intelligence surveillance and reconnaissance (“C4ISR”), unmanned aircraft systems, advanced electro-optics, electro-optic space systems, EW suites, signal intelligence systems, data links and communications systems, radios, cyber-based systems and munitions. The Company also focuses on the upgrading of existing platforms, developing new technologies for defense, homeland security and commercial applications and providing a range of support services, including training and simulation systems.

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, expectations about the ScoutCam’s RTVM system. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to the following: (i) market acceptance of our existing and new products, including those that utilize our micro ScoutCam™ technology or offer Predictive Maintenance and Condition Based Monitoring applications, (ii) lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device and related industries from much larger, multinational companies, (v) product liability claims, product malfunctions and the functionality of ScoutCam’s solutions under all environmental conditions, (vi) our limited manufacturing capabilities and reliance on third-parties for assistance, (vii) an inability to establish sales, marketing and distribution capabilities to commercialize our products, (viii) an inability to attract and retain qualified personnel, (ix) our efforts obtain and maintain intellectual property protection covering our products, which may not be successful, (x) our reliance on single suppliers for certain product components, including for miniature video sensors which are suitable for our Complementary Metal Oxide Semiconductor technology products, (xi) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xii) the impact of pandemics, such as COVID-19 (coronavirus) and (xiv) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical, global supply chain and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. These and other important factors discussed in ScoutCam’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 30, 2022 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, ScoutCam undertakes no obligation to publicly update or revise forward-looking information.

Company Contact:

Tanya Yosef, CFO

tanya.yosef@scoutcam.com

Tel: +972 73 370-4691

Investor Relations Contact:

Miri Segal

MS-IR LLC

msegal@ms-ir.com

Tel: +1-917-607-8654